RIGHTS OFFERING

THERE IS STILL TIME LEFT!

ZION OIL & GAS



Rights Offering Expires September 30, 2015

To participate in the Rights Offering, return your Subscription Agreement along with a check to our Dallas office before the expiration date or subscribe online at
www.zionoil.com/rights

Rights Offering Details

- For Every 5 Shares of Zion Common Stock that you owned on June, 19, 2015, you were granted 1 Right.
- Exercise your Rights for $7.00 each.
- For every Right exercised, you will be issued 4 Shares of Common Stock.

You may also purchase Common Stock or Units under our
Direct Stock Purchase Plan (DSPP)
visit our website at **www.zionoil.com/invest**

Zion Oil & Gas, Inc.
6510 Abrams Road, Suite 300
Dallas, TX 75231



Viking International Drilling Rig I-35

"And I will bless those who bless thee..."
Genesis 12:2-3

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus supplement) with the SEC for the offering referred to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents at no cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free at 888-891-9466.

Thank you for your continued support of Zion and helping Israel become energy independent!